As filed with the Securities and Exchange Commission on March 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KYMERA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-2992166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Arsenal Yards Blvd., Suite 230 Watertown, MA	02472
(Address of Principal Executive Offices)	(Zip Code)

Kymera Therapeutics, Inc. 2020 Stock Option and Incentive Plan

Amended and Restated Kymera Therapeutics, Inc. 2020 Employee Stock Purchase Plan

(Full title of the plan)

Nello Mainolfi, Ph.D.

Founder, President and Chief Executive Officer

Kymera Therapeutics, Inc.

200 Arsenal Yards Blvd., Suite 230

Watertown, MA 02472

(Name and address of agent for service)

617-300-8460

(Telephone number, including area code, of agent for service)

Copies to:

William D. Collins, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	1,783,691 shares(2)	$45.65(3)	$81,425,494.15	$8,883.53
Common Stock, $0.0001 par value per share	438,898 shares(4)	$38.80(5)	$17,039,339.65	$1,858.01

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the Kymera Therapeutics, Inc. 2020 Stock Option and Incentive Plan (the “Plan”) and the Amended and Restated Kymera Therapeutics, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)

Represents an automatic increase of 1,783,691 shares of Common Stock to the number of shares available for issuance under the Plan, effective January 1, 2021. Shares available for issuance under the Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on August 21, 2020 (File No. 333-248249).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s common stock, as quoted on the Nasdaq Global Market, on March 4, 2021.

(4)

Represents an automatic increase of 438,898 shares of Common Stock to the number of shares available for issuance under the ESPP, effective January 1, 2021. Shares available for issuance under the ESPP were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on August 21, 2020 (File No. 333-248249).

(5)

The price of $38.80 per share, which is 85% of the average of the high and low sale prices of the Common Stock of the Registrant as quoted on the Nasdaq Global Market on March 4, 2021, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, and has been used as these shares are without a fixed price. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers 1,783,691 additional shares of Common Stock under the Kymera Therapeutics, Inc. 2020 Stock Option and Incentive Plan (the “Plan”) and 438,898 additional shares of Common Stock under the Amended and Restated Kymera Therapeutics, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”). The number of shares of Common Stock reserved and available for issuance under the Plan is subject to an automatic annual increase on each January 1, beginning in 2021, by an amount equal to the lesser of: (i) four percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or (ii) such number of shares of Common Stock as determined by the compensation committee of the Company’s board of directors. Accordingly, on January 1, 2021, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 1,783,691. The number of shares of Common Stock reserved and available for issuance under the ESPP is subject to an automatic annual increase on each January 1, beginning in 2021, by an amount equal to the least of: (i) one percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, (ii) 438,898 shares of Common Stock or (iii) such number of shares of Common Stock as determined by the Administrator (as defined in the ESPP). Accordingly, on January 1, 2021, the number of shares of Common Stock reserved and available for issuance under the ESPP increased by 438,898. The additional shares are of the same class as other securities relating to the Plan and the ESPP for which the Registrant’s registration statement filed on Form S-8 filed with the Securities and Exchange Commission on August 21, 2020 (File No. 333-248249), is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-248249) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39460) filed with the Securities and Exchange Commission on August 25, 2020.

4.2	Second Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39460) filed with the Securities and Exchange Commission on August 25, 2020.

4.3	Specimen Common Stock Certificate of the Registrant (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-240264) filed with the Securities and Exchange Commission on August 17, 2020).

4.4	Second Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders dated March 11, 2020 (Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-240264) filed with the Securities and Exchange Commission on August 17, 2020).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	2020 Stock Option and Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-240264) filed with the Securities and Exchange Commission on August 17, 2020).

99.2	Amended and Restated 2020 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-39460) filed with the Securities and Exchange Commission on November 5, 2020).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on March 11, 2021.

KYMERA THERAPEUTICS, INC.

By:	/s/ Nello Mainolfi
Name: Nello Mainolfi, Ph.D.
Title: Founder, President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Nello Mainolfi, Ph.D. and Bruce Jacobs, CFA, MBA as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for such person in such person’s name, place and stead, in any and all capacities, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 of Kymera Therapeutics, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nello Mainolfi Nello Mainolfi, Ph.D.	Director, Founder, President and Chief Executive Officer (Principal Executive Officer)	March 11, 2021

/s/ Bruce Jacobs Bruce Jacobs, CFA, MBA	Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	March 11, 2021

/s/ Jeffrey Albers Jeffrey Albers, J.D., MBA	Director	March 11, 2021

/s/ Bruce Booth Bruce Booth, D.Phil.	Director	March 11, 2021

/s/ Pamela Esposito Pamela Esposito, Ph.D.	Director	March 11, 2021

/s/ Steven Hall Steven Hall, Ph.D.	Director	March 11, 2021

/s/ Andrew Hedin Andrew Hedin	Director	March 11, 2021

/s/ Joanna Horobin Joanna Horobin, M.B., Ch.B.	Director	March 11, 2021

/s/ Gorjan Hrustanovic Gorjan Hrustanovic, Ph.D.	Director	March 11, 2021

/s/ Donald W. Nicholson Donald W. Nicholson, Ph.D.	Director	March 11, 2021